Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dawson Geophysical Company:
     We consent to the incorporation by reference in the registration statements (Nos. 333-66666, 333-113576, and 333-146460) on Form S-8 of Dawson Geophysical Company of our report dated December 9, 2008 with respect to the balance sheets of Dawson Geophysical Company as of September 30, 2008 and 2007, and the related statements of operations, stockholders’ equity, cash flows, and other comprehensive income for each of the years in the three-year period ended September 30, 2008, and the related financial statement schedule which report appears in the September 30, 2008 annual report on Form 10-K of Dawson Geophysical Company.
KPMG LLP
Dallas, Texas
December 9, 2008